Exhibit 5.1

May 7, 2018

AIT Therapeutics, Inc.
500 Mamaroneck Avenue
Suite 320
Harrison, NY 10528

Re:  AIT Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as special counsel to AIT Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to 4,599,604 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), by certain stockholders of the Company (the “Selling Stockholders”).  The Shares include (i) 2,299,802 issued and outstanding shares of Common Stock (the “Issued Shares”) issued upon the exercise of warrants issued and sold to the Selling Stockholders on February 16, 2018 and (ii) 2,299,802 shares of Common Stock issuable upon the exercise of outstanding warrants issued to the Selling Stockholders on February 16, 2018 (the “Warrants”, and the shares of Common Stock issuable upon exercise of the Warrant, the “Warrant Shares”). The Shares are included in a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2018 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

May 7, 2018

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.          The issue of the Issued Shares has been duly authorized by all corporate action of the Company, and the Issued Shares have been validly issued and are fully paid and nonassessable.

2.          The issue of the Warrant Shares has been has been duly authorized by all necessary corporate action of the Company, and when the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholders, and have been issued by the Company upon exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Latham & Watkins LLP